Exhibit 10.1

STATE OF ARIZONA, ex rel.	)
ATTORNEY GENERAL	)
TERRY GODDARD,	)
Plaintiff,	)	SETTLEMENT
	)	AGREEMENT
v.	)
WESTERN UNION FINANCIAL	)
SERVICES, INC.,	)
Defendant,	)
)

Western Union Financial Services, Inc., (“Western Union”) a corporation organized under the laws of Colorado, pursuant to authority granted by its Board of Directors, and the State of Arizona (“State”) hereby enter into this Settlement Agreement (“Agreement”).

Recitals

1. Western Union offers money transfer and other payment services at over 50,000 agent locations in the United States and over 375,000 locations around the world. In Arizona, Western Union is licensed to do business as a money transmitter under the Arizona Transmitters of Money Act, A.R.S. §§ 6-1201-1242.

2. Western Union conducts its business through “Agents,” referred to as “authorized delegates” in Arizona. See A.R.S. §§ 6-1201(1) and 6-1208. In some foreign countries, such as Mexico, Western Union’s Agents enter into agreements with additional locations (sometimes referred to as “subagents”) entitling the subagents to offer Western Union services to the public.

3. Western Union has developed and implemented a risk-based anti-money laundering (“AML”) compliance program that is designed to prevent, detect, and report potential money laundering activities. In so doing, Western Union has dedicated substantial resources to, among other things: developing transaction monitoring systems to detect potentially suspicious activity; building a team of AML professionals; screening, training, and monitoring its Agents; producing AML policies and manuals; and implementing compliance measures in certain high-risk geographical areas, including all of Arizona and the area within 200 miles north and south of the United States/Mexico border (the “Southwest Border Area”).

4. Prior to the execution of this Agreement, Western Union requested from the State a global resolution of all potential regulatory, civil, and criminal actions that could arise from conduct described in the Statement of Admitted Facts, attached hereto as Exhibit A and incorporated herein by this reference, and it also provided the State with a May 8, 2009 report by an independent consulting firm evaluating Western Union’s current AML compliance program and its planned enhancements of that program (“Report”). The Report concluded that Western Union “has taken extensive steps to fully appreciate its specific risks for money laundering/terrorist financing by tailoring its own risk assessment, identifying both pervasive and Company-specific threats and vulnerabilities, and to manage its AML risk by dedicating extensive and skilled resources to those areas that management believes pose the greatest risks (e.g., the Southwest U.S. Border region).”

5. To achieve their common goal of combating money laundering activities in the Southwest Border Area, and to reach a global resolution of all potential regulatory, civil, and criminal actions that could arise from conduct described in the Statement of Admitted Facts, Western Union and the State are entering into this Agreement.

Settlement

6. Western Union accepts and acknowledges responsibility for its conduct as set forth in the Statement of Admitted Facts.

7. Western Union and the State agree that they will issue a joint public announcement regarding this Agreement after acceptance of this Agreement by the Maricopa County Superior Court (the “Court”). Western Union and the State shall agree on the language of a press release regarding this Agreement. Western Union expressly agrees that it shall not, through its attorneys, Board of Directors, officers, or authorized spokespersons, make any public statement, including filing or maintaining any civil or regulatory action, contradicting any statement of fact contained in the Statement of Admitted Facts or factual assertions contained in this Agreement. Any such contradictory public statement by Western Union, its attorneys, Board of Directors, officers or authorized spokespersons, shall constitute a breach of this Agreement as governed by Paragraph 14 of this Agreement. The decision whether any action or statement by any such person will be imputed to Western Union for the purpose of determining whether Western Union has breached this term of this Agreement shall be in the sole and reasonable discretion of the State. Upon the State’s notification in writing to Western Union of a public statement by any person that in whole or in part is in breach of this term, Western Union may avoid breach of this Agreement by publicly repudiating such statement within two business days after notification by the State. This paragraph is not intended to apply to any statement made by any individual in the course of any criminal, regulatory, or civil case initiated by a governmental or private party against such individual. In addition, consistent with Western Union’s obligation not to contradict any statement of fact set forth in the Statement of Admitted Facts, Western Union may take good faith positions in litigation involving private parties or governmental agencies. Further, consistent with such obligation, Western Union may make statements regarding the actions it took to detect and prevent the activities described in the Statement of Admitted Facts.

2

8. The State has determined that it could institute a civil forfeiture action pursuant to A.R.S. §§ 13-2314 and 13-4301-4315 against certain funds transferred by and through Western Union between January 1, 2003, and December 31, 2007, based on probable cause to believe that there have been violations of A.R.S. § 13-2317 in excess of the amount referred to in Paragraph 16. The State has further determined that it could pursue claims for costs and expenses of prosecution and investigation, including the expenses of overseeing restrictions on Western Union’s future conduct.

9. In order to settle any forfeiture claims the State may have, as well as any other potential regulatory, civil, and criminal claims or actions that could arise from conduct described in the Statement of Admitted Facts, including but not limited to claims pursuant to A.R.S. §§ 13-2314 and 13-4301-4315 that arose prior to the date of this Agreement, Western Union has agreed to pay the State the sum of $21,000,000 in reimbursement of the State’s costs and expenses of prosecution and investigation and to perform the other actions described in this Agreement.

10. The State and Western Union believe that the Southwest Border Area poses special money laundering risks associated with criminal activity by drug, human, and weapons smuggling organizations. The problems associated with this criminal activity are regional in nature and are not confined to any single U.S. or Mexican border state. Combating such criminal activity requires cooperation between law enforcement agencies in the U.S. Border States and federal government agencies, as well as with law enforcement authorities in Mexico. The State and Western Union further believe that the implementation of effective AML compliance programs by financial services providers in the Southwest Border Area and an effective and cooperative working relationship between financial services providers and law enforcement agencies play an important role in enabling law enforcement to successfully combat money laundering and other criminal activity in the Southwest Border Area.

11. Western Union and the State agree to jointly file an Application for Order Approving Settlement and Appointing Monitor, promptly upon execution of this Agreement, in which Western Union agrees to waive and does thereby expressly waive any and all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, the Arizona Constitution, and the Arizona Rules of Criminal Procedure, for the period that this Agreement is in effect.

12. In entering into this Agreement, Western Union agrees that any violations of the Arizona money laundering laws and related offenses that were not time-barred by the applicable criminal or civil statutes of limitations as of the date of this Agreement may, in the sole reasonable discretion of the State, be charged against Western Union criminally and/or civilly within six months of the State’s declaration of any willful and material breach of this Agreement by Western Union, or any event which renders this Agreement null and void, notwithstanding the expiration of any applicable statute of limitations.

3

13. The State agrees to a global resolution of all potential regulatory, civil, and criminal actions that could arise from conduct described in the Statement of Admitted Facts and that, except in the event of a willful and material breach of this Agreement by Western Union, the State will not pursue any investigation or prosecution of Western Union or any of its current or former parents, subsidiaries, affiliates, successors, assigns, or related entities, or any of its or their current or former directors, officers, or employees (collectively “Western Union Affiliates”), and will bring no criminal charges or civil claims and will take no regulatory action against Western Union or Western Union Affiliates, including any actions authorized by A.R.S. §§ 6-1201-1242 and 13-2317, relating to:

13.1 transactions or events described in or connected to the facts in the Statement of Admitted Facts;

13.2 transactions or events that were the subject of grand jury subpoenas or other State of Arizona subpoenas with which Western Union has complied or complies between January 1, 2009, and the termination of the Monitor’s Engagement;

13.3 transactions or events that were the subject of State of Arizona discovery requests or subpoenas with which Western Union has complied or complies in any existing civil action against the State that involves Western Union transactions;

13.4 transactions or events that are the subject of disclosures made by Western Union pursuant to this Agreement; and

13.5 transactions or events described in or connected to the facts in the State’s submissions in Maricopa County Superior Court cases SW2006-002172, SW2006-02213, or CV2006-018804.

The term “Western Union Affiliates” does not include Western Union authorized delegates or Agents. This paragraph does not prohibit the State from investigating or prosecuting, or from bringing civil claims or regulatory actions against, any Western Union authorized delegate or Agent or the employees of any such authorized delegate or Agent.

The State’s agreement not to take “regulatory action” does not preclude examinations by the Arizona Department of Financial Institutions (“DFI”). Western Union agrees that examinations may continue under the statutory examination process. DFI agrees that it will not pursue any appealable agency action or contested case. DFI will provide any report of an examination of Western Union to the Attorney General and to Western Union. Western Union also agrees that the Monitor may freely provide information to DFI and that the Monitor may receive information from DFI except as restricted by the confidentiality statutes relating to examination reports.

4

14. Should the State determine in its sole and reasonable discretion that Western Union has committed a willful and material breach of any provision of this Agreement, the State shall provide written notice to Western Union of the alleged breach and provide Western Union with ten business days, or longer at the reasonable discretion of the State, in which to make a presentation to the State to demonstrate that no breach has occurred or, to the extent applicable, that the breach was not willful or material or has been cured. The parties hereto expressly understand and agree that should Western Union fail to make a presentation to the State within such time period after receiving notice, the State may, in its discretion, conclusively infer that Western Union is in willful and material breach of this Agreement and invoke any remedy allowed for such a breach under this Agreement. The parties further understand and agree that the State’s exercise of discretion under this Agreement is not subject to review in any court, tribunal, or otherwise, outside of the Arizona Attorney General’s Office. In the event of a willful and material breach of this Agreement which results in any civil, criminal, or regulatory proceedings, the State’s claims may be premised upon any information provided by or on behalf of Western Union to the State at any time.

15. Western Union and the State understand that this Agreement must be approved by the Court. Should the Court decline to approve this Agreement for any reason, the State and Western Union are released from any obligation imposed upon them by this Agreement and this Agreement shall be null and void.

16. Western Union shall transfer $21,000,000 to the Anti-Racketeering Revolving Fund established by A.R.S. § 13-2314.01 for the benefit of the Arizona Attorney General’s Office, the Arizona Department of Public Safety, and the Phoenix Police Department for expenditure as permitted by A.R.S. § 13-2314.01. Payments shall commence on the first banking day of the first calendar month after Western Union signs this Agreement with an initial payment of $3,000,000 and shall continue with payments of $3,000,000 per month thereafter until the full amount has been paid. Such payment constitutes compensation for the expenses the State has incurred to date in connection with its investigations of Western Union and is the sole financial consideration for the State agreeing not to pursue any claims that could arise from conduct described in the Statement of Admitted Facts. No other amount paid by Western Union under this agreement is intended to be, nor shall it be construed as, payment for or a payment in lieu of a civil forfeiture, fine, or penalty.

17. Western Union and the State agree that:

17.1 Western Union shall provide to the State, promptly upon the issuance of an Arizona or federal subpoena, summons, court order, or other appropriate legal process, any relevant document, electronic data, or other object in its possession, custody, and/or control concerning matters relating to the State’s or a Participating State’s investigation of money laundering or other related criminal activity in the Southwest Border Area or to Western Union’s compliance with any Arizona criminal or regulatory statute or with this

5

Agreement. In addition, Western Union shall provide to any Participating State, as described in Paragraph 23.2.2, promptly upon the issuance of a subpoena under the authority of that state or a federal subpoena; summons; court order; or other appropriate legal process, any relevant document, electronic data, or other object in its possession, custody, and/or control concerning matters relating to that Participating State’s investigation of money laundering or other related criminal activity in the Southwest Border Area. Western Union’s obligation to provide data pursuant to this Agreement shall at all times be limited to data related to transactions that are sent from or received in the Southwest Border Area or such additional areas of a Participating State as that state requests in writing. Whenever such data is stored in electronic format in the ordinary course of Western Union’s business Western Union shall provide access to such data and reasonable assistance in operating computer and other equipment as necessary to retrieve and present the data.

17.1.1 Western Union shall include the transaction data described in Paragraph 32.5 of the Monitor Engagement Letter (“Monitor Engagement Letter” or “Engagement Letter”), a copy of which is attached hereto as Exhibit B, and which includes full transaction data relating to all person-to-person transactions sent to or from authorized delegate/Agent locations within the Southwest Border Area from January 1, 2005, to the present and throughout the term of the Monitor’s Engagement involving transactions in amounts of $500 or more, in the material to be delivered to the State and the Participating States.

17.1.2 Western Union shall accept the Maricopa County Superior Court stipulation and order, attached hereto as Exhibit C and incorporated herein by this reference, appointing the Monitor and directing Western Union to produce the data described in Paragraph 17.1 and produce that data to the Monitor and to the State without further subpoena or process, and, upon a written request of a Participating State, shall produce such data as may pertain to that state to that state without further subpoena or process.

17.1.3 Western Union’s obligation under this paragraph shall not include the obligation to provide materials or information covered by the attorney-client privilege or the work product doctrine. The State shall not consider Western Union’s withholding of materials or information subject to the attorney-client privilege or the work product doctrine in determining whether Western Union has fully cooperated with the State.

17.1.4 The State shall maintain the confidentiality of any materials or information provided by Western Union under this paragraph and shall not provide such material or information to any third party, except to the extent that disclosure is required by law, otherwise authorized by this Agreement, or is in the proper discharge of or otherwise furthers the State’s official duties or responsibilities. When the Arizona Attorney General’s Office’s duties or responsibilities involve public presentation of Western Union data outside of a law enforcement, investigation, or training context, the

6

Arizona Attorney General’s Office will not attribute that data specifically to Western Union or will aggregate the data with other money transmitters’ data.

17.1.5 Western Union agrees that nothing in this Agreement is intended to place any condition or limitation on the State’s statutory or other legal authority to obtain records or information from Western Union. Western Union further agrees not to assert this Agreement or to assert the State’s failure to comply with any aspect of this Agreement in response to any subpoena, administrative request, or other legal action to obtain records or information from Western Union. Western Union agrees that the State remains free to pursue any legal authority that the State may have to obtain records or information from Western Union without reference to this Agreement and without proving any fact or circumstance or presenting any information that it would not have been required to prove or present in the absence of this Agreement, in addition to and apart from any rights that the Arizona Attorney General or the State may have to obtain records or information under this Agreement.

17.2 Western Union shall, with respect to transactions that are sent from or received in the Southwest Border Area, in all material respects completely, fully, and timely comply with all legal, record keeping, and reporting obligations imposed on it by applicable state law; by the Bank Secrecy Act, 31 U.S.C. §§ 5311 through 5330 (“BSA”) and the Bank Secrecy Act implementing regulations; and by the requirements of this Agreement, including, but not limited to, its obligation to maintain its AML Program for the Southwest Border Area, as “Program” is defined in Paragraph 19, and implement additional Program measures recommended by the Monitor in the Southwest Border Area (“Recommendations”), as described in Paragraph 20 of the Monitor Engagement Letter, to the extent required by Paragraphs 18 through 22 and Paragraph 26 of the Engagement Letter.

17.3 Western Union shall dismiss with prejudice its complaints in Western Union Financial Services, Inc. v. Terry Goddard ex rel. State of Arizona, CV2006-018804, and Western Union v. Terry Goddard, CIV-06-02249-PHX SMM, within ten days of the execution of this Agreement. These dismissals with prejudice shall not prejudice any rights Western Union may have to challenge any Geographic Targeting Orders issued after the filing of CV2006-018804 or any seizure warrant issued after the dismissal of CIV-06-02249-PHX SMM. Western Union and the State will simultaneously dismiss with prejudice State of Arizona ex rel. Terry Goddard v. Western Union Financial Services, Inc., SW2006-002172.

17.4 Western Union shall withdraw its Motion to Quash Seizure Warrant in SW2006-002213 and move to vacate the Superior Court Order Quashing September 21, 2006 Seizure Warrant and Preliminary Injunction and move to dismiss that action. The State shall release its seizure for forfeiture of all funds seized in SW2006-002213 immediately upon vacation of that Order and the granting of Western Union’s motion to dismiss the action, and will not file a Petition for Certiorari in that matter. Western

7

Union and the State have agreed on forms of Stipulation and Order to submit to the court, which are included in Exhibit D hereto.

AML Compliance Program

18. The State and Western Union agree that an effective AML compliance program and a strong partnership between government agencies and money services businesses should be informed by the principles described by the Financial Action Task Force in its Guidance on the Risk-Based Approach to Combating Money Laundering and Terrorist Financing (“FATF RBA Guidance”).

19. Western Union agrees to commitment to full compliance with applicable state law and the Bank Secrecy Act and all of its implementing regulations with respect to the Southwest Border Area. Further, to comply with the BSA, A.R.S. §§ 6-1241 and 13-2317, and this Agreement, Western Union agrees to continue to adhere to Western Union’s BSA/AML program measures now in existence or in the process of being implemented in the Southwest Border Area, as described in the Report, incorporated by this reference, consistent with the principles set forth in the FATF RBA Guidance relating to money services businesses, and to implement additional program measures recommended by an independent Monitor in the Southwest Border Area (the “Recommendations”) to the extent required in the Monitor Engagement Letter. The existing program for the Southwest Border Area described in the Report and the Recommendations particular to the Southwest Border Area required in the Implementation Plan created pursuant to the Monitor Engagement Letter (“Implementation Plan”) will be collectively termed the “Program.” To ensure that its Program for the Southwest Border Area adheres to the principles set forth in the FATF RBA Guidance, to its legal obligations, and to this Agreement, and to coordinate it with the independent actions of the remedial undertaking described in Paragraph 23, Western Union agrees to be overseen by an independent Monitor as described in Paragraphs 20 through 22.

Independent Monitor

20. A three-person committee created by the Attorney General for this purpose, including a Western Union representative designated by Western Union, will select an independent Monitor (“Monitor”) by majority vote within sixty calendar days after the signing of this Agreement. In the event the Monitor selected through this process was chosen over the objection of the Western Union appointee to the committee, Western Union may file a motion with the Court challenging the selection; provided, however, that the parties agree that: a) such motion may be granted only upon a finding that Western Union has established, by a preponderance of the evidence, that the person selected has demonstrated a bias against Western Union, the money transmitter industry, or its customers; b) the decision of the Court is final; c) the parties expressly waive any rights to appeal the Court’s ruling; and d) the period of the Engagement of the Monitor as

8

set forth in Paragraph 22 shall be tolled for all time between the filing of such motion and the final appointment of a Monitor. The committee will consider the qualifications of candidates provided by Western Union and by the Attorney General. The successful candidate shall have no less than five years of personal AML compliance or related law-enforcement experience, but will have no prior employment with the Attorney General or any other Arizona state agency.

The Monitor may not be removed from this Engagement except upon a motion by a party with the Court; provided, however, that the parties agree that: a) such a motion will not be made unless the moving party has first provided the Monitor written notice, setting forth the alleged intentional malfeasance with reasonable specificity, and the Monitor has failed to cure such breach within thirty days after the Monitor received the notice; b) such motion may be granted only upon a finding that the moving party has established, by a preponderance of the evidence, that the Monitor has engaged in intentional malfeasance that is material to the Engagement and that cannot be corrected by any means short of removal; c) the decision of the Court is final; d) the parties expressly waive any rights to appeal the Court’s ruling; and e) the period of the Engagement of the Monitor as set forth in Paragraph 22 shall be tolled for all time between the filing of such motion and the final appointment of a replacement Monitor.

Western Union and the State agree that neither the State nor any Western Union Affiliates will hire or enter into any contract with or provide any remuneration to the Monitor for at least five years after the conclusion of this Agreement. Western Union and the State also agree that no person employed by either of them during the term of this Agreement or for the five years preceding the date of this Agreement shall be eligible to act as Monitor. If the Monitor resigns or is otherwise unable to fulfill the obligations of the Monitor, a replacement will be selected in the above manner.

21. The Monitor shall evaluate Western Union’s compliance with its obligations under this Agreement and the Engagement Letter, review and monitor the effectiveness of Western Union’s risk-based AML compliance Program for the Southwest Border Area, and make such Recommendations as the Monitor believes may improve the Program, as provided in the Engagement Letter.

22. Western Union and the State agree that the period of Engagement of the Monitor shall end on the end of the forty-first month after the Agreement is fully executed, except that if, at any time after the end of the twenty-ninth month after the Agreement is fully executed, the Monitor, in the Monitor’s sole discretion, certifies that Western Union is in full compliance with the terms of this Agreement and has implemented all of the Recommendations required in the Implementation Plan, and that continuation of the monitored Program is not in the public interest, the Monitor may terminate the Engagement.

9

Funding Remedial Undertaking

23. Western Union agrees to implement Western Union’s offer to finance a multi-state border-wide AML effort, the Program, and the Monitor (collectively referred to as the “Remedial Undertaking”), as follows:

23.1 Western Union shall create an account in the amount of $23,000,000 for non-law enforcement expenses associated with the enhancement of its AML Program for the Southwest Border Area and the Recommendations of the Monitor.

23.1.1 Western Union shall transfer $4,000,000 from this account to the Clerk of the Maricopa County Superior Court within thirty days after it signs this Agreement, for use by the Monitor to fund the Monitor’s expenses. The Clerk shall deposit these funds in an interest-bearing account and shall credit all earned interest to the account. If this amount is insufficient to pay all reasonable expenses of the Monitor, Western Union will use up to a maximum of $2,000,000 of the balance of the account to fund the Monitor’s expenses. If this is still insufficient to pay all reasonable expenses of the Monitor, the Financial Crimes Task Force’s account within the Anti-Racketeering Revolving Fund shall be responsible for any additional Monitor expenses. In the event that any money remains in this fund at the time of the termination of the Monitor’s Engagement, the Clerk shall transfer the balance to the Anti-Racketeering Revolving Fund for the benefit of the Financial Crimes Task Force.

23.1.2 Western Union shall use the balance of the $23,000,000 to enhance the Program by funding Western Union’s implementation of the Monitor’s Recommendations or other monitor-approved Program enhancements from August 1, 2009, forward; provided, however, that none of these sums may be applied to attorneys’ fees, legal costs, or expenses. Western Union shall provide the Monitor with an accounting of these expenditures and with full access to its records to verify that Western Union has used the funds for that purpose. In the event that this amount is insufficient to fund the implementation of the Monitor’s Recommendations, Western Union shall be responsible for any additional expenses of the Program. If, at the time of the termination of the Monitor’s Engagement, the Monitor determines that Western Union has spent less than the $23,000,000 originally placed into the account (including all sums paid to the Monitor pursuant to Paragraph 23.1.1), Western Union shall transfer the unspent balance to the Anti-Racketeering Revolving Fund for the benefit of the Financial Crimes Task Force.

23.2 In addition, in recognition of the fact that the problems associated with criminal activity in the Southwest Border Area are regional in nature and require cooperation between law enforcement authorities in the four U.S./Mexico border states, and in order to further the mutual interests of Western Union, the State, and the other U.S. border states, Western Union agrees to transfer $50,000,000 to the State Center, a 501(c)(3) entity, to establish a Southwest Border Anti-Money Laundering Alliance Fund

10

(the “Alliance Fund”) to make grants to law enforcement organizations to combat money laundering and related criminal activity in the Southwest Border Area. The State shall enter into an alliance, to be known as the Southwest Border Anti-Money Laundering Alliance (“Alliance”) that shall include the State of Arizona, and, at the election of the Attorney General of each State, may also include the States or the Attorneys General’s Offices of California, New Mexico, and Texas.

23.2.1 The Alliance will recommend distributions from the Alliance Fund for investigations and prosecutions in the Southwest Border Area and related expenses with the goal of reducing money laundering and related criminal activity.

23.2.2 The parties contemplate that Arizona and the Participating States will draft and enter into a separate agreement setting up the internal functions and operations of the Southwest Border Anti-Money Laundering Alliance (the “Alliance Governing Agreement”), under which they agree to act with regard to the State Center only pursuant to the direction of an Executive Board to an Authorized Representative State, and subject to the terms of that Governing Agreement. Payments by Western Union under this paragraph shall commence on the first banking day of the first calendar month after such agreement has been signed with an initial payment of $10,000,000, and shall continue with payments of $5,000,000 per month thereafter until the full amount has been paid. U.S. States in the Southwest Border Area other than Arizona will become Participating States (“Participating States”) by signing the Alliance Governing Agreement.

23.2.3 A Participating State acquires no rights or obligations enforceable under this Agreement and shall have no authority to declare a breach of this Agreement.

23.2.4 The State makes no representations regarding states’ willingness to become Participating States, and whether states do or not is not part of the consideration supporting this Agreement.

Continuing Obligation to Make Payments

24. In the event the State asserts a breach of this Agreement by Western Union, Western Union shall continue to make the payments described in Paragraphs 16 and 23 until such time that the State files a civil or regulatory action or obtains an indictment. No funds transferred by Western Union shall be refunded to Western Union under any circumstances, including in the event of a breach or asserted breach.

Miscellaneous Provisions

25. Any notice to Western Union under this Agreement shall be in writing and shall be given by personal delivery, overnight delivery by a recognized delivery service or registered or certified mail, in each case addressed to David Schlapbach, Executive Vice

11

President and General Counsel, Western Union, 100 Summit Avenue, Montvale, NJ 07645, with a copy to Arizonasettlement@westernunion.com. Notice shall be effective upon actual receipt by Western Union.

26. Any notice to the State under this Agreement shall be in writing and shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, in each case addressed to the Attorney General and to the Chief of the Criminal Division for the Attorney General’s Office, 1275 West Washington Street, Phoenix, AZ 85007-2926 . Notice shall be effective upon actual receipt by the State.

27. Western Union agrees that if Western Union’s business operations are sold, whether by sale of stock, merger, consolidation, sale of a significant portion of its assets, or other form of business combination, or otherwise undergoes a direct or indirect change of control within the term of this Agreement, Western Union shall include in any contract embodying such action a provision binding the purchaser/successor to the obligations of this Agreement.

28. It is understood that this Agreement is binding on Western Union and the State, its agencies, and its subdivisions, including the Arizona Attorney General’s Office and the Arizona Department of Financial Institutions. This Agreement specifically does not bind any federal agencies or any other state’s authorities. The State agrees to bring the cooperation of Western Union and its compliance with its other obligations under this Agreement to the attention of any federal, state, or local prosecuting offices or regulatory agencies, if requested by Western Union.

29. Western Union and the State agree that, upon acceptance by the Court, this Agreement will be publicly filed in the Superior Court for Maricopa County as an exhibit to an Application for Order Approving Settlement and Appointing Monitor filed jointly by the parties.

30. This Agreement sets forth all the terms of the Agreement between Western Union and the State. No modifications or additions shall be valid unless expressly set forth in writing and signed by the State, Western Union’s attorneys, and a duly authorized representative of Western Union. This Agreement supersedes any prior promises, agreements, or conditions between Western Union and the State.

Acknowledgements:

I, David Schlapbach, the duly authorized representative of Western Union Financial Services, Inc., hereby expressly acknowledge the following:

(1) that I have read this entire Agreement;

(2) that I have had an opportunity to discuss this Agreement fully and freely with Western Union Financial Services, Inc.’s outside attorneys;

12

(3) that Western Union Financial Services, Inc. fully and completely understands each and every one of the terms of the Agreement;

(4) that the Board of Directors of Western Union Financial Services, Inc. has adopted a resolution reflecting that understanding, a copy of which has been provided to the State;

(5) that Western Union Financial Services, Inc. is fully satisfied with the advice and representation provided to it by its attorneys; and

(6) that Western Union Financial Services, Inc. has signed this Agreement voluntarily.

/s/ David Schlapbach	DATE: February 11, 2010
Western Union Financial Services, Inc.
David Schlapbach
General Counsel for Western Union Financial Services, Inc.

The undersigned are outside counsel for Western Union Financial Services, Inc. In connection with such representation, we acknowledge that:

(1) we have discussed this Agreement with our client; and

(2) we believe our client completely understands all of the Agreement’s terms.

DATE: February 11, 2010	DATE: February 11, 2010

/s/ Larry Hammond	/s/ Jan Little
Larry Hammond	Jan Nielsen Little
Osborn Maledon PA,	Keker and Van Nest, LLP
Attorneys for Western Union Financial Services, Inc.

On Behalf of the STATE OF ARIZONA

DATE: February 11, 2010

/s/ Terry Goddard
Terry Goddard
Arizona Attorney General

DATE: February 11, 2010

/s/ Cameron H. Holmes
Cameron H. Holmes
Senior Litigation Counsel
Financial Remedies Section
Criminal Division

13

Exhibit A

Statement of Admitted Facts

1. Western Union Financial Services, Inc. (“Western Union”) is licensed to do business in Arizona and elsewhere as a money transmitter, also known as a money service business. Western Union conducts its business through “Agents,” referred to as authorized delegates in Arizona. See A.R.S. §§ 6-1201(1) and 6-1218. In some foreign countries, such as Mexico, Western Union’s Agents enter into agreements with additional locations (sometimes referred to as subagents) entitling the subagents to offer Western Union services to the public.

2. Western Union has specific duties imposed by federal and state law to develop, implement, and maintain an effective anti-money laundering program and to comply with various record keeping and reporting requirements that are designed to assist governmental agencies in detecting and preventing money laundering.

3. An effective anti-money laundering program is, in part, one that is reasonably designed to prevent the money service business from being used to facilitate money laundering (recognizing that any reasonably applied controls, including controls implemented as a result of a reasonably implemented risk-based approach, will not identify and detect all instances of money laundering).

4. Between 2003 and 2007, Western Union had data and other information available to it, which, when viewed as a whole, gave Western Union reason to know that one or more persons employed at the authorized delegate locations in Arizona referred to in paragraph 5 below, and at the locations referred to in paragraph 7 below, while acting within the scope of their employment and motivated at least in part to benefit Western Union, were knowingly engaged in a pattern of money laundering violations that facilitated human smuggling from Mexico into the United States through Arizona.

5. From 2003-2005 the Western Union payouts at the eight Arizona locations listed below totaled $176,735,000 in wires of $500 or more sent to the location from one of the 29 States that were the most frequent destinations for persons being smuggled from Mexico into the United States through Arizona. These amounts include both legal and illegal transactions.

Location A	$34,825,000	Location E	$18,702,000
Location B	$28,706,000	Location F	$16,567,000
Location C	$28,428,000	Location G	$15,507,000
Location D	$18,892,000	Location H	$15,108,000

6. Beginning in 2006, Western Union limited money transfer transactions into Arizona to a maximum of $450. Because smuggling into the United States through Arizona continued, smugglers had their payments wired to other places outside the United States.

7. From 2005-2007, Western Union payouts at the following eight locations outside the United States totaled $142,446,000 in wires of $500 or more sent to the location from one of the 29 States that were the most frequent destinations for persons being smuggled into the United States through Arizona. These amounts include both legal and illegal transactions.

Location I	$36,200,000	Location M	$18,141,000
Location J	$20,666,000	Location N	$14,654,000
Location K	$20,069,000	Location O	$6,664,000
Location L	$19,872,000	Location P	$6,180,000

Exhibit B

MONITOR ENGAGEMENT LETTER

This Monitor Engagement Letter sets out the purpose and scope of the engagement of Marcy M. Forman, or such corporate entity that she may choose to create for this purpose, as court-appointed Monitor (“Monitor”) for the ongoing evaluation of the Southwest Border Area anti-money laundering Program of Western Union Financial Services, Inc. (“Western Union”) pursuant to that certain Settlement Agreement between Western Union and the State of Arizona (“State”) dated February 11, 2010 (“Agreement”). The actions of the Monitor under this Letter shall be referred to as the “Engagement.” The provisions of this Monitor Engagement Letter regarding the Monitor’s authority and duties are to be broadly construed to give the Monitor independence of the parties and discretion in carrying out the Engagement, and to effectuate the goal of this engagement, namely, confirmation that Western Union has implemented the Recommendations required under this Monitor Engagement Letter and that Western Union’s Program is reasonably designed and executed to detect and prevent money laundering in the Southwest Border Area.

Background

1. Western Union offers money transfer services in over 200 countries. Accordingly, Western Union has a large and complex Bank Secrecy Act (“BSA”) anti-money laundering (“AML”) compliance program that spans all of its locations, including those in the Southwest Border Area as defined in the Agreement. The Southwest Border Area is the sole geographic focus of this Engagement, and references herein to the Program, as defined in Paragraph 2, refer to Western Union’s AML program in the Southwest Border Area, as such program may be modified or enhanced as described herein.

2. Prior to the execution of the Agreement, Western Union provided to the State a May 8, 2009 report by an independent consulting firm evaluating Western Union’s present AML program (“Report”). The Report made a number of recommendations that the consulting firm believes will further enhance Western Union’s AML program. As set forth in the Agreement, Western Union has agreed to maintain its AML program for the Southwest Border Area and to implement in the Southwest Border Area additional program measures recommended by a Monitor (“Recommendations”) to the extent required in this Monitor Engagement Letter. The existing program for the Southwest Border Area described in the Report and the Recommendations particular to the Southwest Border Area required in the Implementation Plan created pursuant to this Monitor Engagement Letter will be termed the “Program.” To ensure that its Program adheres to the principles enunciated in the Financial Action Task Force Risk-Based Approach to Combating Money Laundering and Terrorist Financing (“FATF RBA Guidance”), to its legal obligations, to the Agreement, and to this Monitor Engagement Letter, Western Union has agreed to be overseen by an independent Monitor for a flexible period of time ending between the end of the twenty-ninth month after the Agreement is fully executed and the end of the forty-first month after the Agreement is fully executed.

General Provisions

3. Hiring Authority and Compensation. The Monitor shall have the authority to employ or contract for the services of personnel, including but not limited to legal counsel, consultants, investigators, and experts, that the Monitor deems reasonably necessary to assist in the proper discharge of the Monitor’s duties as specified herein. Western Union and the State shall have the opportunity to perform routine conflicts checks on individuals or entities the Monitor proposes to engage and, within two weeks, shall advise the Monitor if any conflicts exist. The Monitor shall not engage any individual or entity as to which Western Union or the State reasonably believes a conflict of interest exists and provides a statement of reasons to that effect. Furthermore, because the number of firms capable of providing audit services to Western Union is severely limited, the Monitor shall not employ Ernst and Young, KPMG, Deloitte LLP, or PricewaterhouseCoopers without the written consent of Western Union. The reasonable compensation and expenses of the Monitor, and any persons hired or engaged by the Monitor pursuant to his or her authority under the Agreement and this Monitor Engagement Letter, shall be paid through an account as ordered by the Maricopa County Superior Court (“Court”). The Monitor shall be compensated in accordance with his or her typical hourly rate or a reasonable fee determined by the Monitor and approved by the Court, and shall proceed as described in this Court’s Appointment Order. The Monitor may hire or engage personnel at their respective typical hourly rates or a reasonable fee determined by the Monitor. The Monitor and Monitor’s staff shall be entitled to reimbursement for travel expenses (including airfare, car rental, hotels and meals) at their actual cost. The Monitor will ensure that travel is undertaken at reasonable facilities that are not more expensive for non-government employees than facilities customary to career government employees traveling on official business. The Monitor may also procure insurance reasonably necessary to protect the Monitor and all persons whom the Monitor shall engage from risks ordinarily insured against by professional service providers. Premiums associated with such insurance shall be reimbursed at their actual cost.

4. No Affiliation. The Monitor is not, and shall not be treated for any purpose as, an officer, employee, agent, or affiliate of Western Union or the State. The Monitor shall not owe any fiduciary duties or other duties or obligations of any kind to Western Union’s directors, officers, employees, shareholders, bondholders, or creditors, or to the State. Neither Western Union or its Affiliates, as defined in the Agreement, nor the State shall cause any personal benefit to the Monitor during the Monitor’s Engagement or for a period of five years commencing on the last day of the Monitor’s Engagement, by employment, engagement, gift, or otherwise. Western Union, its Affiliates and the State shall not employ or engage any entity or individual hired or engaged by the Monitor to fulfill its responsibilities during the Monitor’s Engagement, either directly or indirectly, for a period of five years, commencing on the date that the entity’s or individual’s engagement commences, unless the other party agrees in writing. The Monitor shall not employ any person who has been an employee of the Arizona Attorney General’s Office within the past five years, or who has provided testimony, affidavits or otherwise participated substantively in litigation against Western Union. At the conclusion of the Monitor’s Engagement any equipment or other property purchased by the Monitor shall become the property of the State, provided that any data or other information contained on any such equipment shall be subject to the provisions of Paragraph 9.

5. No Attorney-Client Relationship. The Monitor shall be independent of Western Union and the State, and no attorney-client relationship shall be formed between them. Western Union shall not claim any work product privilege as to documents created by the Monitor or by any agents of the Monitor.

6. Indemnification. Western Union shall provide an appropriate indemnification agreement to the Monitor with respect to any claims arising out of the performance of the Monitor’s duties by the Monitor or by any person employed or engaged by the Monitor in the course of the Monitor’s performance hereunder.

7. No Defense Premised on Monitor’s Findings. Western Union agrees that the Monitor’s findings do not constitute a defense to any action that the State may elect to bring against Western Union, as permitted by the Agreement.

8. Cooperation. Western Union shall direct its directors, officers, employees, agents, and consultants to cooperate with the Monitor in the execution of his or her duties. If, in the Monitor’s judgment, a director, officer, employee, agent, or consultant of Western Union fails to cooperate with the Monitor, the Monitor shall notify Western Union and the State. The Monitor may evaluate Western Union’s response to the uncooperative party in evaluating Western Union’s cooperation under the Agreement. Further, Western Union agrees that any director, officer, employee, agent, or consultant may communicate with the Monitor directly and that no director, officer, employee, agent, or consultant shall be penalized in any way for providing information to the Monitor. Any director, officer, employee, agent, or consultant communicating with the Monitor may request that the Monitor keep confidential from Western Union the fact and substance of their communication, and the Monitor shall comply with any such request.

9. Confidentiality. During the course of the Engagement, the Monitor may have access to or receive Western Union proprietary information or trade secrets that are not otherwise in the public domain through no breach by Monitor of this Letter (“Confidential Information”). The Monitor agrees not to disclose any Confidential Information to anyone other than the Court or the State to carry out the terms of the Engagement. The Monitor also agrees to ensure that any party whom the Monitor engages hereunder shall agree to the same restriction. Within thirty (30) days after the termination of the Engagement, the Monitor and any party whom the Monitor engages hereunder shall return to Western Union all documents received from Western Union or containing any Confidential Information or confirm to Western Union in writing that all such documents have been destroyed. This Monitor Engagement Letter does not require any law enforcement agency or prosecutor’s office or person employed or engaged by them to return or destroy any document or information. The State shall maintain the confidentiality of any materials or information provided by Western Union under this paragraph and shall not provide such material or information to any third party, except to the extent that disclosure is required by law, otherwise authorized by this Agreement, or is in the proper discharge of or otherwise furthers the State’s official duties or responsibilities.

Monitor’s Terms of Engagement

10. Core Functions. The Monitor will perform four core functions:

10.1 open and maintain an account for the receipt of payments from Western Union via the clerk of the Court and for the payment and accounting for all Monitor expenses;

10.2 assemble and direct a staff of personnel that the Monitor deems reasonably necessary to assist in the proper discharge of the Monitor’s duties;

10.3 determine whether Western Union is in compliance with the terms of the Agreement and this Monitor Engagement Letter and submit an Implementation Plan; progress reports for each six-month period beginning after the Monitor submits the Implementation Plan, and in each six-month period thereafter until the end of the forty-first month after the Agreement is fully executed, or until this Engagement is terminated early as provided in the Agreement; and a final evaluation in a Final Report; and

10.4 include in each report a detailed financial accounting of all of the Monitor’s activities and expenses to date and of all Western Union expenses beginning August 1, 2009 that the Monitor has determined were made to implement the Recommendations or to enhance the Program, as described in Paragraph 23.1.2 of the Agreement.

11. Work Plan. Within ninety (90) days after the commencement of the Monitor’s Engagement, the Monitor shall prepare a written work plan. To conduct an effective initial review, the Monitor’s initial work plan shall include such steps as are necessary to develop an understanding of the facts and circumstances surrounding the Program, including a review and verification of the Risk Assessment, as defined in Paragraph 14, and the transaction data that reflects these facts and circumstances. The Monitor shall submit the work plan to the State and Western Union for review. If Western Union or the State objects to any part of the work plan, the Monitor, Western Union, and the State shall use best efforts to reach a resolution agreeable to all parties, but the State shall, in its sole discretion, determine the matter.

12. The Monitor shall provide all work plans, the Implementation Plan, periodic reports, the Final Report, and any other reports to Western Union and to the State.

13. Initial Review. In connection with the Monitor’s responsibility to determine whether the Program is generally effective in detecting, deterring, and preventing money laundering and to evaluate Western Union’s preparation to implement the Recommendations described in this Monitor Engagement Letter, the Monitor shall conduct an initial review and prepare an Implementation Plan evaluating the areas described below.

14. Risk Assessment. A comprehensive risk assessment is the foundation of the risk-based compliance program described in the FATF RBA Guidance. Within thirty (30) days after the commencement of the Engagement, Western Union will provide the Monitor with a risk assessment (“Risk Assessment”) for the Southwest Border Area that identifies geographic areas, Agents (as defined in the Agreement), consumers, transactions, products, services, and points of consumer interaction that are most susceptible to money laundering activities, and will identify any transaction data upon which any portion of the risk assessment is based. The Risk Assessment will compare transaction data relating to locations at different parts of the Southwest Border Area to identify similarities and differences and to examine changes over time to better identify potential money laundering patterns that span the area or move from one part of it to another in response to changing circumstances. Western Union will update the Risk Assessment as necessary throughout the Engagement, including but not limited to at the request of the Monitor, to address changes in these risks. Its updates will also identify any transaction data upon which any portion of the Risk Assessment is based and show changes, trend lines, and specific examples. The Monitor’s evaluation of the Risk Assessment will also be conducted on a regular basis throughout the Engagement.

15. The Monitor shall regularly evaluate, using the FATF RBA Guidance, the Risk Assessment to determine whether it identifies products, services, geographic locations, transactions, categories of consumers, and points of consumer interaction, including Agent locations that are most susceptible to money laundering activities in the Southwest Border Area. The Monitor’s evaluation will regularly monitor and compare transaction data from the entire Southwest Border Area to track changes and predict further or future changes. In evaluating the Risk Assessment, the Monitor shall take into account whether Western Union has considered the nature, scale, and complexity of its business; the initial and ongoing due diligence or monitoring conducted on its Agents; its distribution channels; its consumer, product, and activity profile; the capabilities of its electronic monitoring systems; and the volume and size of transactions. The Monitor will test Western Union’s comparisons of transaction data relating to locations in different parts of the Southwest Border Area to evaluate and assess the Risk Assessment’s identification of similarities and differences and to confirm changes over time that may be related to potential money laundering patterns. The Monitor shall also evaluate whether Western Union has reasonably incorporated in the Risk Assessment the risk categories identified in the FATF RBA Guidance and in this Monitor Engagement Letter. In addition, the Monitor shall evaluate Western Union’s policies and procedures for updating the Risk Assessment, in particular the strength of the connection between the process for updating the Risk Assessment and the transaction data and the degree to which the Risk Assessment reflects larger trends and activities across the entire Southwest Border Area and not limited to smaller geographical subsets of that area. The Monitor shall work with Western Union’s risk assessment personnel to establish an organic and flexible approach to regular risk assessment that is firmly founded on transaction data relating to the entire Southwest Border Area and therefore highly responsive to changes in the risk circumstances.

16. Evaluation of Program Functions. Giving regard to the principles enunciated in the FATF RBA Guidelines and the provisions of this Monitor Engagement Letter, and the Risk Assessment for the Southwest Border Area as reflected in Western Union’s and the Monitor’s analysis of the transaction data, the Monitor’s evaluation of Western Union’s Program shall consider Western Union’s preparation to implement the Recommendations described in this Monitor Engagement Letter and whether the Program:

16.1 provides for adequate oversight and controls of Agents, consumers, transactions, products, services, and geographic areas that are more vulnerable to abuse by money launderers and other criminals;

16.2 provides for regular review of the risk assessment and risk management processes;

16.3 designates adequate personnel responsible for managing an effective risk-based AML compliance program;

16.4 ensures that adequate controls are in place before a new product or service is offered;

16.5 contains channels for informing senior management of compliance initiatives, compliance deficiencies, corrective actions, and filing of suspicious activity reports;

16.6 provides for program continuity despite changes in corporate structure or personnel;

16.7 meets all applicable regulatory record keeping and reporting requirements and provides channels for informing personnel of changes in legal requirements;

16.8 implements risk-based policies, procedures, and processes as appropriate;

16.9 provides for adequate supervision of Western Union personnel who handle transactions, complete reports, grant exemptions, monitor for suspicious activity, or participate in any other way in Western Union’s Program;

16.10 provides for periodic internal evaluations of whether Western Union personnel are adhering to written AML policies, procedures, and processes;

16.11 incorporates AML compliance into job descriptions and performance evaluations of appropriate personnel;

16.12 provides for appropriate initial and refresher training to be given to appropriate personnel;

16.13 provides for appropriate initial and refresher training for Agents to be given at appropriate intervals;

16.14 provides for on-site and AML compliance reviews and mystery shopping of Agents when appropriate, and

16.15 ensures that AML compliance personnel are involved in all final decisions regarding disciplinary actions taken against Agents if such action includes probation, suspension, or termination.

17. Evaluation of Program Integrity. The Monitor shall evaluate the integrity of Western Union’s Program based on the principles enunciated in the FATF RBA Guidance, other appropriate industry standards, the Report, and this Monitor Engagement Letter. The Monitor’s initial evaluation of the Program’s integrity shall consider Western Union’s preparation to implement the measures described in this Monitor Engagement Letter and whether:

17.1 Western Union designates an individual or individuals at the executive level with responsibility for the Program, provides such individual(s) with appropriate reporting lines within the corporate structure and sufficient access to Western Union’s Board of Directors and senior management, and allots adequate resources and authority to such individual(s) to ensure compliance with Western Union’s legal obligations, the Agreement, and this Monitor Engagement Letter;

17.2 senior management makes reasonable efforts to create a culture of compliance within Western Union to encourage personnel at all levels to adhere to AML policies, procedures, and processes; and

17.3 Western Union employs sufficient numbers of AML compliance personnel, including personnel with direct oversight of Agents and personnel assigned to analysis functions, particularly transaction data analysis.

Implementation Plan.

18. The Monitor shall issue a written Implementation Plan within one hundred eighty (180) days after the commencement of the Monitor’s Engagement setting forth the Monitor’s evaluation and making such Recommendations as are reasonably designed to implement or improve the Program. The Monitor may extend the time period for issuance of the Implementation Plan with prior written approval of the State and Western Union.

19. The Implementation Plan shall describe the Monitor’s evaluation of Western Union’s performance in the areas described herein. The report shall include the Monitor’s methodology, transaction data and other information relied upon, and the basis for evaluation. The Monitor shall formulate his or her conclusions and Recommendations based on, among other things:

19.1 review of documents as the Monitor deems necessary, including all the policies and procedures relating to the Program, the Report, and the documents and materials cited in the Report;

19.2 meetings with and interviews of employees, officers, and directors of Western Union, and any other relevant persons, including representatives of the State, as the Monitor deems necessary;

19.3 on-site observation of Western Union’ risk assessment and management systems;

19.4 analyses of transaction data; studies of long-term and short-term border-wide trends, changes, and comparisons based on the transaction data; and testing of the Program; and

19.5 consideration of any written submissions from the State or from Western Union specifically directed to the Monitor (with a copy to the other party) for the purpose of being considered for the Monitor’s Implementation Plan.

20. Identification of Program Recommendations. In formulating Recommendations for the Implementation Plan, the Monitor may consider any additional measures he or she deems worthy of evaluation, and shall:

20.1 consider all measures mentioned in the Report, whether mentioned as recommendations or otherwise; all measures listed in Paragraph 23 or 24; and all measures suggested by Western Union, whether Western Union suggests the measure as an addition to the above measures or as a potential substitution for any of the above measures designed to accomplish the same or similar purpose in a way or by a method more acceptable to Western Union. For each such measure in Paragraph 23, the Monitor shall either accept it as a Recommendation or provide reasons not to do so, and shall provide some estimate of the cost of its implementation in the Southwest Border Area;

20.2 consider and, as the Monitor deems necessary, solicit and accept input from Western Union, from the State, and from the Alliance-Appointed Staff, of the Southwest Border Anti-Money Laundering Alliance. The Monitor shall conduct his or her inquiries regarding the evaluation of potential Recommendations in an open and transparent process, working in collaboration with Western Union, the State, and the Alliance-Appointed Staff. In order to place the Participating States in a position to provide optimal consultation to the Monitor and improve the quality of the Program, the Monitor will provide the Alliance-Appointed Staff with information derived from the access described in Paragraph 32 and Western Union transaction data, including the data described in Paragraph 32.5, in the event that the Alliance-Appointed Staff has not obtained it independently.

20.3 with respect to any Recommendation the Monitor intends to include in its Implementation Plan, consider costs, reasonable alternatives, and technical and other feasibility, in addition to potential benefits;

20.4 in the Implementation Plan, set forth why each Recommendation is potentially attainable and reasonably designed to implement or improve the Program and the Monitor’s considerations relating to cost, feasibility, and expected benefit;

20.5 in the Implementation Plan, set forth for each Recommendation, to the extent practicable in the context of that Recommendation:

20.5.1 the specific action(s) to be taken by Western Union;

20.5.2 any measurable outcomes, to the extent possible in the form of transaction data, that are expected or required;

20.5.3 any measurable outcomes that will provide a useful gauge to evaluate the value of continued implementation of the Recommendation or its discontinuation in the event that it is not achieving desirable results;

20.5.4 the time frame or mileposts relevant to its implementation, evaluation of success, or discontinuation, particularly referring to the timing of expected changes in transaction data that would indicate continuation or discontinuation.

21. If after participating in the Recommendation identification process and reviewing the specifics of the Monitor’s Recommendations in the Implementation Plan, Western Union believes that any Recommendation in the Implementation Plan is not feasible or is unreasonably costly in relation to the expected benefit, or that the benefit identified by the Monitor as the expected benefit is unlikely, Western Union may make a presentation, within thirty (30) days of receiving the implementation plan. The presentation shall include all of the following or state in writing that the requirement is not applicable. If Western Union makes such a presentation, its obligation to begin implementation of the Recommendation at issue, if any, will be delayed until the matter is resolved pursuant to Paragraph 22:

21.1 provide to the Monitor and the State a written explanation of the reason for its objection to the Monitor’s Recommendation;

21.2 propose in writing to the Monitor and the State an alternative policy, procedure or system designed to achieve the same objective or purpose, explaining why its alternative is preferable and the factual basis for this belief;

21.3 provide to the Monitor and the State transaction data to support its assertions and any other factual materials it believes support its objections or position; and

21.4 point out additional transaction data or materials that could be assembled or analysis that could be performed that it believes would support its position and/or suggest delay in the implementation of the Recommendation until such transaction data or materials can be assembled and evaluated or such analysis can be performed.

22. Upon a presentation as described in Paragraph 21 with respect to any Recommendation, Western Union and the Monitor shall, for no more than thirty (30) days, make best efforts to reach an agreement on the Recommendation and/or the proposed alternative, if any, or upon a method by which the efficacy of the Recommendation and/or any proposed alternative may be tested, such as by analysis of additional or different transaction data. Such agreement may include (i) the Monitor deleting the Recommendation from the Implementation Plan, (ii) the Monitor modifying the Recommendation, or (iii) the Monitor replacing the Recommendation with an alternative Recommendation. If Western Union and the Monitor are unable to agree on the Recommendation or an alternative proposal within such time, Western Union shall submit the issue and supporting documentation in writing to the State within forty (40) days after Western Union’s presentation pursuant to Paragraph 21. The State and Western Union shall make best efforts to reach an agreement. The State and Western Union may seek and consider the opinions of Attorneys General of other U.S. states in the Southwest Border Area as part of this process. If the State agrees with the Monitor that the Recommendation is appropriate, after the State hears and considers Western Union’s objections and, if solicited and provided, the opinions of Attorneys General of other U.S. states in the Southwest Border Area, the Monitor will continue to include the Recommendation as part of the Implementation Plan. If the State agrees with Western Union that the particular Recommendation is inappropriate, in whole or in part, the Recommendation will be deleted from the Monitor’s Recommendations or will continue to be included only as modified by agreement between the State, in consultation with the Attorneys General of the affected states, and Western Union.

Presumed Program Measures

23. The following measures will become Recommendations unless the Monitor, with input from Western Union and the State, determines that it is not technically feasible or would not improve the Program:

23.1 Western Union’s Existing Measures. As described in the Report, Western Union presently maintains or is in the process of implementing a BSA/AML program that addresses organizational structure and governance, Agent selection and training, Agent monitoring and response, a transaction monitoring program, and a Suspicious Activity Report (“SAR”) reporting program, among other things. As part of its AML program, Western Union has been focusing extensive efforts on the Southwest Border Area in order to address specific risks associated with illegal activity in that geographic region, such as cross-border drug trafficking and human smuggling from Mexico into the United States. These include potential use of Western Union services by human smugglers (“coyotes”) to obtain payment from sponsors of persons being smuggled illegally into the United States. These efforts extend to all U.S. and Mexican states on both sides of the border, and particularly to the Southwest Border Area. These efforts include:

23.1.1 enhancing transaction monitoring (through the implementation of a new automated transaction monitoring application).

23.1.2 developing the ability to aggregate consumer transactions to identify unusual activity on a real-time basis (through its Real Time Risk Assessment initiative).

23.1.3 providing more resources, guidance, and compliance-related materials (such as AML training tools) to its Agents through the deployment of an enhanced Web site.

23.1.4 continuing to acknowledge that “Western Union’s AML Program must include procedures for conducting reasonable, risk-based due diligence on potential and existing foreign Agents and counterparties to help ensure that such foreign agents and counterparties are not themselves complicit in illegal activity involving its products and services, and that the foreign agent or foreign counterparty has appropriate AML controls in place to guard against the abuse of the MSB’s products and services,” to enforce due diligence in that regard, and to monitor foreign Agents to “help ensure that the foreign Agents are not themselves complicit in illegal activity involving Western Union’s products and services and the foreign Agents’ customers, employees, or contractors are not able to abuse such products and services,” as described in the Report.

23.1.5 implementing Transaction Risk Index (“TRI”) model variables and formulas (specifically in the way some factors are weighted to impact the overall TRI risk score) to more strategically mitigate the risks associated with certain geographies (e.g., Arizona) and “red flags” such as structuring, sharing of consumer identifying information, high volume, high frequency, and SARs filed by Western Union on transactions facilitated by/through the Agent.

23.1.6 enhancing existing disciplinary procedures to include more concrete metrics designed to limit discretion/subjectivity in the disciplinary process.

23.1.7 adding scenarios customized to transactions facilitated in the Southwest Border Area to the interdiction decision matrix.

23.1.8 developing, to the extent reasonably feasible, Real Time Risk Assessment that will provide the ability to block noncompliant transactions before they are processed, so that when a transaction violates established business rules, a “pop-up screen” will immediately notify the Agent that the transaction cannot be completed.

23.1.9 implementing “Galactic ID” (aggregated identity component bits) designed to assign consumers with unique identification numbers according to the identifying information provided by the consumer.

23.1.10 monitoring transaction data involving all transactions (i.e., starting at $.01), fed into WireWatch+ and sorted by Consumer, through the creation of “Affinities.”

23.1.11 developing an enhanced application to monitor transactions using new, easier to update and modify technology to allow Western Union to more efficiently tune the software and create rules designed to detect new money laundering patterns as they are identified, and to balance risk better by prioritizing suspicious activity by risk level.

23.2 Presently Planned or Considered Measures. In addition to the above measures, Western Union either now plans to implement, or the Report identified, a number of potential improvements or enhancements as worthy of consideration. Each such potential improvement or enhancement is included by this reference.

24. Additional Southwest Border Area Measures. In addition to the above measures, to the extent that they are not included above, the Monitor may, in the Monitor’s discretion, make any of the following measures with regard to Southwest Border Area activities and Agents Recommendations, whether or not Western Union has been implementing them in the past or has plans to do so:

24.1 providing sufficient security for on-site reviewers so that no Agent location is exempted from on-site review by security concerns.

24.2 Making direct inquiries into whether a transaction is being conducted on behalf of another person in states and for transactions in which state law calls for identification of persons on whose behalf the transaction is being conducted, such as Arizona, and taking reasonable measures to verify the identity of any such person.

24.3 building into its ARMOR and WireWatch+ tools consideration of some or all the following as risk factors, in addition to other risk factors: seasonal patterns consistent with criminal proceeds, e.g., marijuana growing season, seasonal illegal immigration; send-to-receive ratio that is not consistent with other Agents in the locale or is consistent with participation in criminal activity; seasonal business fluctuation that is not consistent with other Agents in the locale or is consistent with participation in criminal activity; ratio of questionable or anomalous customers to customers who are not in such groups is out of the norm for comparable locations; ratio of questionable or anomalous transactions to transactions that are not in such sets is out of the norm for comparable locations.

24.4 assigning the final Agent approval process to a department that engages in risk management and is independent from the sales and marketing function.

24.5 where legally permitted, running credit and criminal background checks on all controlling persons of Agent applicants who own or control at least ten percent (10%) of the Agents in the United States and to the extent possible in Mexico. For the purposes of determining the percentage controlled by any one person, that person’s interest shall be aggregated with the interest of any other person controlled by that person or an officer, partner, or agent of that person, or by a spouse, parent, or child of that person.

24.6 risk-ranking Western Union’s Agents in the Southwest Border Area and, for the highest risk five per cent (5%) of them, providing annual enhanced examination of the Agent’s transaction data history and transaction data integrity, confidential sampling of questioned aspects of the Agent’s services, and on-site and off-site contact with the Agent. Whenever Western Union terminates an Agent for AML compliance reasons, it will not allow any controlling person of that Agent to be a controlling person at any Western Union Agent for at least three years thereafter.

24.7 subjecting Arizona authorized delegates to annual criminal checks and declining or removing an Agent if a criminal background check reveals that the applicant has been convicted of, or pleaded guilty or no contest to, any felony charge within the last seven years or any felony charge involving money laundering, the financing of terrorism or terrorist organizations, or the provision of material support to terrorists or terrorist organizations at any time. Western Union will develop a system to control employee sign-ons to its money transmittal system at all locations in the Southwest Border Area to prevent any person from transacting Western Union business unless they are accurately signed on using their correct name.

24.8 incorporating enhanced controls for the higher risk Southwest Border Area Agent locations identified as among the top five per cent (5%) of high risk locations, including:

24.8.1 proactive contact with high volume customers to determine the reason for the transactions, the customer’s relationship to the sender or receiver, and the source of funds.

24.8.2 enhanced systematic controls and transaction data integrity at the point of payment.

24.8.3 sufficient programmatic controls to form a reasonable belief that Western Union knows the true identity of each customer who receives more than $500 in a transaction or totaling $1,000 or more in any one day at such a location at the time the customer conducts the transaction or during a back-end review of the customer’s pattern of activity, to include measures to assure that these authorized delegates/Agents: Identify, verify, and enter into the transaction data record the identity of each such customer conducting or attempting to conduct a transaction at or above $500 by physical examination of the customer’s identification document(s) at the time the transaction is being conducted, to include the following information: the name and social security or taxpayer identification number, if any, of the individual presenting the transaction and the person and the entity on whose behalf the transaction is to be effected; the type and number of the customer’s photographic identification; the customer’s current occupation; and the customer’s current residential address.

24.8.4 accurately identifying United States authorized delegate employees who have access to Western Union’s money transmittal system by obtaining full name, address, phone, date and place of birth, valid photographic government-issued identification, and social security number, screening all such employees through E-verify, and taking sufficient additional measures to assure that such authorized delegate employees are not present in the United States in violation of Federal immigration laws.

24.9 implementing enhanced identification requirements for senders or receivers within the Southwest Border Area whose transactions:

24.9.1 aggregate to amounts greater than $3,000 over a rolling five-day period; or

24.9.2 aggregate to amounts more than $25,000 during any 12-month period. In each such transaction or series of transactions Western Union will obtain the following information: the name and social security or taxpayer identification number, if any, of the individual presenting the transaction and the person and the entity on whose behalf the transaction is to be effected; the type and number of the customer’s photographic identification; the customer’s current occupation; and the customer’s current residential address.

24.10 implementing a data entry assistance and blocking system for the purpose of assuring the accuracy and consistency of its transaction data, to include recognition and rejection of entries that are not in a correct format, such as a purported Social Security Number or foreign voter identification number that is not in a format that is correct for that type of identification, and, to the extent practical, an automated assistance program that populates transaction data fields with names of cities and states to prevent their being entered as non-standard abbreviations or spelled incorrectly.

24.11 to the extent lawful, offering no service to transfer value, whether by money transmittal or otherwise, to Agents within the Southwest Border Area by which amounts over $500 are made available for payment to the recipient less than twenty-four (24) hours after the transaction is initiated by the sender at any time during which the Arizona Attorney General’s Office does not have a Geographic Targeting Order in effect. The Monitor shall not include this as a Recommendation unless the Arizona Attorney General confirms that other money transmitters in the Southwest Border Area will also agree to similarly limit their services.

25. Implementation of Recommendations. Within sixty (60) days after receiving the Monitor’s Implementation Plan, or, with regard to any Recommendation added after the Monitor first delivers the Implementation Plan, within sixty (60) days of notice of the addition of such new Recommendation, Western Union shall adopt and begin development and implementation of all Recommendations in the Implementation Plan that are mutually acceptable to both the Monitor and Western Union, except that with respect to Recommendations that Western Union seeks reconsideration pursuant to Paragraph 21, initiation of implementation will not be required until the matter is resolved pursuant to Paragraph 22.

26. Addition and Deletion of Recommendations. The Monitor shall allow flexibility for Western Union to adjust its internal systems and controls, to respond to changes in risk conditions, and in particular to respond to tactical changes made by money launderers in their efforts to avoid Western Union’s AML efforts. Accordingly, the Monitor may add or delete Recommendations after the Monitor first delivers the Implementation Plan, using the process described in Paragraphs 18-22 for inclusion of new Recommendations in the Implementation Plan. Whenever the Monitor adds or deletes a Recommendation, the Monitor shall immediately provide written notice to Western Union and the State. Compliance with this Monitor Engagement Letter requires compliance with all Recommendations in the Implementation Plan. The timing of compliance with Recommendations added after the initial delivery of the Implementation Plan shall be as described in Paragraph 25.

Investigation of Potential Breaches

27. At any time during the course of the Engagement, should the Monitor discover any evidence indicating that Western Union, or its directors, officers, or employees have breached any provision of the Agreement, including by failure or refusal to implement a required Recommendation, the Monitor shall notify Western Union and the State, unless the Monitor in his or her discretion determines notification directly to the State alone is necessary and appropriate. The Monitor shall provide the State any and all information relating to the evidence of alleged breach(es). This paragraph shall not preclude the Monitor from discussing any matter directly with the State.

28. If at any time during the course of the Engagement, the Monitor discovers evidence of a potential violation by Western Union of money laundering laws in the Southwest Border Area that occurred after the date of the Agreement, the Monitor shall have the discretion to investigate and report to the State and Western Union about the matter. At the sole and reasonable discretion of the State, the State may direct the Monitor to discontinue the investigation to allow for a government investigation to commence.

29. Western Union agrees that during the Engagement, the Monitor shall review activities and transaction data relating to activities that occurred prior to the date of the Agreement for the purpose of informing himself or herself of the facts relevant to the development of Recommendations, the evaluation of Western Union’s Risk Assessment, the determination of the advisability of potential Recommendations, and the determination of the efficacy of Recommendations during the course of the Engagement in their historical context.

Periodic Reviews and Final Report

30. The Monitor shall undertake periodic reviews every six months, commencing when the Monitor submits the Implementation Plan, to further monitor and evaluate compliance with this Monitor Engagement Letter and determine whether Western Union’s Program is reasonably designed and effectively implemented to detect, deter, and prevent money laundering.

31. With regard to the periodic reviews and Final Report, the requirements set forth above for the Implementation Plan shall apply, except for the following modifications:

31.1 The periodic reviews will not require a work plan, but will instead be periodic evaluations of the Program and its effectiveness and Western Union’s progress in implementing the Recommendations required under this Monitor Engagement Letter, and shall include analysis of transaction data relevant to the efficacy of the required Recommendations, whether Recommendations should be added to or deleted from the Implementation Plan based on transaction data or on changes in the risk circumstances, and empirical tests of the effectiveness of the Program;

31.2 In the discretion of the Monitor, the Monitor may designate any periodic review after the end of the twenty-ninth month after the Agreement is fully executed, as the Final Report if the Monitor certifies that the conditions provided in the Agreement for early termination are present. In making its determination whether Western Union has complied with all of the terms of the Agreement, consistent with the principles enunciated in the FATF RBA Guidance, the Monitor’s evaluation of the Program shall acknowledge that Western Union cannot be expected to detect and/or prevent all illicit uses of its services, that Western Union’s ability to detect and deter money laundering can sometimes be necessarily limited, and that information about risks is not always robust or freely available. The Monitor shall bear in mind that a money services business may act in good faith to take reasonable and considered steps to prevent money laundering, and document the rationale for its decisions, and yet still be abused by persons engaged in illicit activity. If the Monitor makes no certification of early compliance, the Monitor will make his or her Final Report on the last day of the forty-first month after the Agreement is fully executed.

31.3 The Monitor shall prepare a written work plan for a Final Report and submit it to the State and Western Union for comment at least sixty (60) days prior to issuing the Final Report. If Western Union or the State objects to any part of the work plan, the Monitor, Western Union, and the State shall use best efforts to reach a resolution agreeable to all parties, but the State shall, in its sole discretion, determine the matter. If the Monitor elects to terminate this Engagement before the end of the forty-first month after the Agreement is fully executed, the Monitor’s Final Report must certify that Western Union has implemented all of the Recommendations required under this Monitor Engagement Letter and that, in the Monitor’s opinion and based on the evaluation described in Paragraph 31.2, the Program is reasonably designed and effectively implemented to deter, detect, and prevent money laundering.

Access to Information

32. Western Union shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps, in his or her view, as may be necessary to be fully informed about the operations of Western Union within the scope of his or her responsibilities under this Engagement. To that end, if requested by the Monitor, Western Union shall provide the Monitor:

32.1 access to all files, books, records, personnel, transaction and other data, and facilities that fall within the scope of responsibilities of the Monitor under this Engagement;

32.2 the right to interview any director, officer, employee, agent, or consultant of Western Union and to participate in any meeting, other than meetings protected by the attorney-client privilege, concerning any matter within or relating to the scope of the Monitor’s responsibilities under this Engagement;

32.3 the right to observe Western Union business operations that fall within the scope of responsibilities of the Monitor under this Engagement;

32.4 open access to information relating to the risk involved in its credit card, stored value, and phone transactions to permit evaluation of the product/service risk of new or innovative products or services offered by Western Union in the Southwest Border Area, particularly, but not limited to, products or services that may inherently favor a degree of anonymity or can readily cross international borders, such as online money transmittals, stored value cards or other devices, money orders, and money transmittals by mobile phone;

32.5 full transaction data relating to all person-to-person transactions sent to or from authorized delegate/Agent locations within the Southwest Border Area from January 1, 2005, to the present and throughout the term of this Engagement involving transactions in amounts of $500 or more; and

32.6 to the extent practicable, access to Western Union transaction data in near real time.

33. In the event that the Monitor seeks access to information, documents, records, data, facilities and/or employees that Western Union seeks to withhold from the Monitor based on a claim of attorney-client privilege or on the attorney work product doctrine, Western Union shall promptly provide written notice of this determination and documentation of its claim to the Monitor and the State. Such notice and documentation shall include a general description of the nature of the information, documents, records, data, facilities and/or employees that are being withheld, as well as the basis for the claim. Except as provided in this Paragraph, Western Union shall not withhold from the Monitor any information, documents, records, data, facilities and/or employees on the basis of an attorney-client privilege or the attorney work product doctrine.

34. If after providing documentation as described in Paragraph 33, Western Union agrees to provide the Monitor with access to the requested information, documents, records, data, facilities and/or employees, the Monitor and the State will agree:

34.1 not to assert that Western Union’s provision of such materials in any way constitutes a waiver by Western Union of the attorney-client privilege and/or the work product doctrine;

34.2 that the production of such materials provides no ground to obtain other documents, materials, or information; and

34.3 to maintain the confidentiality of such materials and not to provide them to any third party, except to the extent that disclosure is required by law or may be necessary in furtherance of the Monitor’s or the State’s discharge of his, her, or its official duties and responsibilities.

35. Except insofar as material is subject to Western Union’s attorney-client privilege and/or work product doctrine, Western Union and the Monitor shall not withhold from the State any documents or information on the basis of any privilege or work product claims. Failure of any Western Union director, officer, or employee to cooperate with the Monitor may, in the sole discretion of the Monitor, serve as a basis for the Monitor to refer the non-cooperating individual to Western Union for consideration of whether such director, officer, or employee has in fact failed to cooperate with the Monitor and, if so, whether such non-cooperation warrants disciplinary action.

36. The Monitor shall take appropriate steps to maintain the confidentiality of any information entrusted to him or her while executing his or her duties under the Engagement and shall share such information only with the State, appropriate investigative agencies, and individuals or entities hired by him or her. The Monitor shall also take appropriate steps to ensure that any consultants, entities, and/or individuals engaged by him or her to assist with the duties under the Engagement shall maintain the confidentiality of information obtained while executing his or her duties.

37. Any report or information that is provided to the State or to Western Union by the Monitor that is filed with the Court shall be filed under seal upon a proper showing by a party. The State and Western Union shall maintain the confidentiality of all such information provided to them by the Monitor, including the periodic reports described in this Monitor Engagement Letter, except to the extent that disclosure may be necessary by the State in connection with the discharge of its official duties.

38. The headings and titles in this Monitor Engagement Letter are for ease of reference only and shall not be used to construe or limit the text.

39. In the event of a conflict between the Monitor Engagement Letter and the Agreement, the terms of the Agreement shall control.

40. Resignation/Dismissal. In the event of the death or disability of the Monitor (or, if the Monitor is a corporate entity, the Monitor’s principal), Western Union and the State shall proceed as described Section 20 of the Agreement. Monitor may resign at any time upon no less than 60 days written notice to both Western Union and the State. If the Monitor resigns, Monitor shall be entitled to all fees and reimbursements provided for hereunder up to the effective date of the Monitor’s resignation.

Accepted and agreed

Marcy M. Forman, Monitor

Dated:

Exhibit C

TERRY GODDARD, Attorney General

Firm Bar No. 14000

Timothy A. Nelson #016274

Cameron H. Holmes #004983

1275 West Washington Street

Phoenix, Arizona 85007-2926

Telephone: 602 542-8482

Attorneys for the STATE

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA

IN AND FOR THE COUNTY OF MARICOPA

IN THE MATTER OF: WESTERN UNION FINANCIAL SERVICES, INC.	Case No: JOINT APPLICATION FOR ORDER APPROVING SETTLEMENT AND APPOINTING MONITOR

The State of Arizona ex rel. TERRY GODDARD, Attorney General (“State”), and WESTERN UNION FINANCIAL SERVICES, INC., (“Western Union”), respectfully apply for an order approving a settlement and appointing a monitor. This Application is supported by the accompanying Memorandum of Points and Authorities.

MEMORANDUM OF POINTS AND AUTHORITIES

I.	INTRODUCTION.

The State and Western Union have agreed that the public interest would be served by their entering a Settlement Agreement (“Agreement”), attached hereto as Exhibit 1,1 and that one term of that Agreement is the presence of a Monitor to evaluate Western Union’s compliance with the terms of that Agreement. The Agreement contemplates that Western Union will fund an extensive anti-money laundering Undertaking in the Southwest Border Area, and that the Monitor will determine what amount Western Union has expended

[1]	Capitalized terms used in this Application have the meaning defined in the Agreement.

during the course of the Monitor’s Engagement to implement the Recommendations made by the Monitor. The Monitor’s engagement will be lengthy; Western Union has agreed to waive and has waived any and all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, the Arizona Constitution, and the Arizona Rules of Criminal Procedure, for the period that the Agreement is in effect. The State and Western Union request the appointment of a Monitor to attain the primary goal of this action, i.e., returning the State and Western Union to a productive partnership in preventing money laundering.

II.	THE APPOINTMENT OF AN OFFICER OF THE COURT WOULD PROVIDE EFFICIENT ADMINISTRATION OF THE AGREEMENT.

The Agreement calls for payments to the State and to the Clerk of the Court to fund an independent Monitor with substantial duties relating to evaluating and improving Western Union’s anti-money laundering efforts. The duties assigned to the Monitor require the engagement and supervision of substantial personnel. Creation of a Monitor account permits the payment of the necessary expenses from this fund, places these expenditures under the supervision of this Court, and facilitates detailed and unified accounting for such payments.

The Monitor’s duties under the Agreement and Western Union’s duties to the State under the Agreement call for substantial information exchange. In the event that there are differing points of view on these matters, the presence of a Monitor will obviate direct Court involvement.

III.	THIS COURT HAS PLENTIFUL AUTHORITY TO MAKE THE SUGGESTED APPOINTMENT ORDER.

The contemplated appointee would operate in conformance with the Agreement and Monitor Engagement Letter, attached hereto as Exhibit 2, to be approved by the Court, defining the appointee’s role and duties. The Arizona Constitution provides that “[j]udges of the superior court may appoint court commissioners, masters and referees in their

2

respective counties, who shall have such powers and perform such duties as may be provided by law or by rule of the Supreme Court.” Ariz. Const. art. VI, § 24. Arizona courts have used special masters since before statehood. Grand Canyon R. Co. v. Treat, 12 Ariz. 69, 95 P. 187 (Ariz. 1908) (special master to sell property of railroad company). In addition to the sweeping Constitutional authority, this Court has the general legislative grant of authority under A.R.S. § 12-123, “Jurisdiction and powers,” stating, in pertinent part, “B. The court, and the judges thereof, shall have all powers and may issue all writs necessary to the complete exercise of its jurisdiction.”

The authority to appoint a special master was discussed in State v. Tackman, 183 Ariz. 236, 902 P.2d 1340 (App. 1994), review denied. There, a Superior Court judge appointed a special master to help determine the rights to restitution in a racketeering case involving trafficking in stolen property. The court gave its strong support to the trial judge: “Even if the constitutional reference were not clear, we would find sufficient basis for Judge Portley’s actions in the court’s ‘inherent power and discretion to adopt special, individualized procedures designed to promote the ends of justice in each case that comes before them.’ Hedlund v. Sheldon, 173 Ariz. 143, 146, 840 P.2d 1008, 1011 (1992).” 183 Ariz. at 238-39, 902 P.2d at 1342-43.

The State and Western Union request entry of an order approving the Agreement and appointing a Monitor to perform the functions described in the accompanying Settlement Agreement and Monitor Engagement letter, summarized as follows:

1) open and maintain an account for the receipt of payments from Western Union via the Clerk of the Court and for the payment and accounting for all Monitor expenses;

2) assemble and direct a staff of legal counsel, consultants, investigators, experts, and any other personnel reasonably necessary to assist in the proper discharge of the Monitor’s duties;

3) determine whether Western Union is in compliance with the terms of the Settlement Agreement and its implementing Monitor Engagement Letter and submit an Implementation Plan, periodic reports every six months beginning six months

3

after the Monitor submits the Implementation Plan, until the Engagement is terminated as provided in the Agreement, and a final evaluation in a Final Report;

4) include in each report a detailed financial accounting of all of the Monitor’s activities and expenses to date and of all Western Union expenses that the Monitor has determined were made to implement the Program Recommendations or to enhance the Program, as described in Paragraph 23.1.2 of the Agreement.

5) cooperate with reasonable requests for information or assistance from any state or federal law enforcement agency, from the Arizona Department of Financial Institutions, or from Western Union consistent with the Monitor Engagement Letter.

IV.	CONCLUSION.

The State and Western Union respectfully request this Court to enter the proposed order submitted herewith.

RESPECTFULLY SUBMITTED this 11th day of February, 2010.

TERRY GODDARD
Attorney General

By	/s/ Timothy A. Nelson
Timothy A. Nelson
Chief Deputy Attorney General
1275 W. Washington Street
Phoenix, Arizona 85007

Attorneys for the State of Arizona

OSBORN MALEDON, P.A.

By	/s/ Larry Hammond
Larry Hammond
2929 North Central Avenue, Suite 2100
Phoenix, Arizona 85012-2793

Attorneys for Western Union Financial Services, Inc.

4

ORIGINAL filed this      day of

February, 2010, with:

CLERK OF THE SUPERIOR COURT

Maricopa County

201 West Jefferson

Phoenix, Arizona 85003

COPY of the foregoing hand-delivered

this      day of February, 2010, to:

HON. TIM RYAN

Judge of the Superior Court

101 West Jefferson

Phoenix, AZ 85003

COPY of the foregoing hand-delivered

this      day of February, 2010, to:

Timothy A. Nelson

Chief Deputy Attorney General

Office of the Attorney General

1275 W. Washington

Phoenix, Arizona 85007

Larry Hammond

Osborn Maledon, P.A.

2929 N. Central Avenue, Suite 2100

Phoenix, AZ 85012-2793

5

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA

IN AND FOR THE COUNTY OF MARICOPA

IN THE MATTER OF: WESTERN UNION FINANCIAL SERVICES, INC.	Case No: ORDER APPROVING SETTLEMENT AND APPOINTING MONITOR

The State of Arizona ex rel. TERRY GODDARD, Attorney General (“State”), and WESTERN UNION FINANCIAL SERVICES, INC. (“Western Union”), having applied for the appointment of a Monitor, and whereas:

1) The State and Western Union have agreed that the public interest would be served by their entering a Settlement Agreement (“Agreement”).1 One of the terms of that Agreement is the appointment of a Monitor.

2) The Agreement calls for payments by Western Union to the State and for an independent Monitor with substantial duties relating to evaluating and improving Western Union’s anti-money laundering efforts.

3) The duties the Agreement assigns to the Monitor require the engagement and supervision of substantial personnel, and creation by the Court of a Monitor account that permits the payment of the Monitor’s necessary expenses from that account under the Agreement.

4) The Monitor’s duties under the Agreement and Western Union’s duties to the State under the Agreement call for substantial information exchange. The Court finds that the transaction data that Western Union is required to produce in Paragraph 17 of the Agreement and in Paragraph 32.5 of the Monitor Engagement Letter implementing the

[1]	Capitalized terms used in this Order have the meaning defined in the Agreement.

Agreement, which includes full transaction data relating to all person-to-person transactions sent to or from authorized delegate/Agent locations within the Southwest Border Area from January 1, 2005, to the present and throughout the term of the Monitor’s Engagement involving transactions in amounts of $500 or more, is reasonable in scope because:

a) it is reasonably necessary for the Monitor and the State to understand the context of present transaction data and to know what effect the Monitor’s Recommendations are having or that other additional or different Recommendations would be likely to have;

b) the same materials and transaction data are relevant to the investigation of money laundering for the same reason, because the success of Western Union’s Undertaking, including the Monitor’s Program, is part of the investigation of Western Union;

c) the Monitor may provide data to representatives of the Southwest Border states to allow the Monitor to elicit information from the states necessary for the Monitor to determine what Recommendations are appropriate;

d) the State must have access to comprehensive data to determine whether Western Union is in full compliance with the border-wide duties imposed on Western Union by the Agreement.

5) This Court has authority to enter this Order under Ariz. Const. art. VI, § 24, the Rules of Civil Procedure, A.R.S. §§ 12-123, and A.R.S. § 13-2314.

2

GOOD CAUSE APPEARING, IT IS ORDERED:

APPOINTMENT OF MONITOR

That Marcy Forman, or such corporate entity that she may choose to create for this purpose, is appointed as Monitor, with direction and authority to accomplish the following:

1) open and maintain an account for the receipt of payments from Western Union via the Clerk of the Court and for the payment and accounting for all Monitor expenses;

2) assemble and direct any personnel reasonably necessary to assist in the proper discharge of the Monitor’s duties;

3) determine whether Western Union is in compliance with the terms of the Agreement and its implementing Monitor Engagement Letter and submit an Implementation Plan, periodic reports and a final evaluation in a Final Report, all pursuant to the terms of the Agreement and Monitor Engagement Letter;

4) include in each report a detailed financial accounting of all of the Monitor’s activities and expenses to date and of all Western Union expenses that the Monitor has determined were made to implement the Program Recommendations or to enhance the Program, as described in Paragraph 23.1.2 of the Agreement;

5) cooperate with reasonable requests for information or assistance from any Southwest Border Area law enforcement agency, from the Arizona Department of Financial Institutions, or from Western Union consistent with the Monitor Engagement Letter.

That the Monitor shall prepare and serve such reports as are required by the Monitor Engagement Letter, as agreed to between the State and Western Union in the Agreement, or as required by the Court. Before filing any such reports with the Court, the Monitor

3

shall submit a draft thereof to counsel for all parties for the purpose of receiving their suggestions.

That within ten days after being served with notice of the filing of a report, any party may serve written objections thereto or requests that all or portions of the report be filed under seal upon the other parties. Application to the Court for action upon the report and upon objections thereto or requests relating to sealing shall be by motion and upon notice as prescribed in Rule 6(c), Ariz. R. Civ. P.

TERMS OF ENGAGEMENT

As particularizations of the above five obligations:

1) Monitor’s Account

a. The Monitor shall open an account at a financial institution that does business in Arizona (the “Monitor’s Account”) through which the Monitor will conduct all Monitor business.

b. The Clerk of the Court will transfer funds into the Monitor’s Account as directed by the Court, starting with an immediate deposit of $1,500,000 for start-up expenses and replenished thereafter based on the Monitor’s periodic reports.

c. The Monitor shall have exclusive control over the Monitor’s Account, and shall be responsible for the expenditure and auditing of the Monitor’s Account as the Monitor uses those funds to carry out this Court’s orders.

d. The Monitor shall file with the Court every six months a detailed financial accounting of all of the Monitor’s activities and expenses to date, including an inventory of all property purchased, rented, or leased with Monitor’s Account funds.

e. The Monitor shall, as needed, apply to the Court for subsequent orders replenishing the Monitor’s Account. In each such application, the Monitor shall request

4

such additional monies as the Monitor projects will be needed before the Monitor’s next application, if any.

2) Employment terms

The Monitor shall take charge of the Monitor operation in general for the entire period of the Monitor’s Engagement, as described in the Agreement, and, in particular:

a. The Monitor shall have the authority to employ or contract for the services of personnel, including but not limited to legal counsel, consultants, investigators, and experts, that the Monitor deems reasonably necessary to assist in the proper discharge of the Monitor’s duties as specified in the Monitor Engagement Letter. While the Monitor must provide Western Union and the State an opportunity to perform routine conflicts checks on individuals or entities the Monitor proposes to engage, if neither asserts a reasonable belief that a conflict exists within two weeks, the Monitor may proceed to engage that person.

b. The Monitor shall have authority to set reasonable compensation and expenses of the persons engaged by the Monitor. The Monitor may consult with the parties or any other person on hiring, but retains ultimate control of hiring, subject to the terms of the Agreement and the Monitor Engagement Letter. While the Court expects the Monitor and the persons engaged by the Monitor to provide services on a schedule similar to that of a senior Maricopa County employee with regard to hours, sick leave, and vacation days, it is within the reasonable discretion of the Monitor to engage people on a part time or hourly basis, as well.

c. The Monitor and any persons hired or engaged by the Monitor shall be paid through the Monitor’s Account, as with all other Monitor expenses. The Monitor may hire or engage personnel at their respective typical hourly rates or a reasonable fee determined by the Monitor.

5

d. The Court approves the Monitor’s annual compensation of $300,000 per year, from which the Monitor shall pay any health care, health or life insurance, and other employee-related benefits.

e. The Monitor and Monitor’s staff are entitled to reimbursement from the Monitor’s Account for travel expenses at no higher rate than in accordance with federal employee travel reimbursement policies.

f. The Monitor shall serve until the expiration of the Monitor’s Engagement as described in the Agreement, or until relieved by the Court after an evidentiary hearing. If the Monitor chooses to resign prior to such expiration, the Monitor shall provide sixty (60) days written notice to the parties and the Court to provide time to retain a replacement.

g. At the conclusion of the Monitor’s Engagement, any equipment or other property purchased by the Monitor shall become the property of the State and the Monitor shall arrange to have it all delivered to the State’s representative with a current version of the inventory that the Monitor has periodically produced to the Court.

SETTLEMENT AGREEMENT

IT IS FURTHER ORDERED accepting and approving the Agreement in all respects, including, but not limited to, and accepting Western Union’s waivers in Paragraphs 11 and 12 therein.

FUNDS

IT IS FURTHER ORDERED that Western Union shall:

1) Transfer $21,000,000 to the fund established pursuant to A.R.S. § 13-2314.01 for the benefit of the Arizona Attorney General’s Office, Arizona Department of Public Safety, and Phoenix Police Department for expenditure for investigations and prosecutions of money laundering in the Southwest Border Area, and related expenses as

6

permitted by A.R.S. § 13-2314.01, commencing on the first banking day of the first calendar month after it signs this Agreement with an initial payment of $3,000,000 and continuing monthly installments of $3,000,000 until the full amount has been paid, except in the event of the filing of an action or prosecution after a breach, as described in the Agreement;

2) Commit $23,000,000 for the non-law enforcement expenses of Western Union’s Undertaking, as described in the Agreement, and promptly transfer $4,000,000 of that amount to the Clerk of the Court for use in paying the expenses of the Monitor as directed by the Court.

IT IS FURTHER ORDERED that the Clerk of the Court shall create a separate interest bearing account for this $4,000,000 and shall add the interest to the account as it accrues. In the event that any money remains in this fund at the time of the termination of the Monitor’s Engagement, the Clerk will transfer the balance to the fund established pursuant to A.R.S. § 13-2314.01 for the benefit of the Financial Crimes Task Force.

TURN OVER TO MONITOR AND STATES

IT IS FURTHER ORDERED that Western Union, upon service of this Order upon them, shall deliver to the Monitor or the Monitor’s duly authorized agent, and to the State, the materials described in Paragraph 17.1 of the Agreement and the data described in Paragraphs 32.4 and 32.5 of the Monitor Engagement Letter implementing the Agreement, which includes full transaction data relating to all person-to-person transactions sent to or from authorized delegate/Agent locations within the Southwest Border Area from January 1, 2005, to the present and throughout the term of the Monitor’s Engagement involving transactions in amounts of $500 or more.

IT IS FURTHER ORDERED that Western Union, upon the written request of any Participating State, as that term is defined in Paragraph 23.2.2 of the Agreement, shall

7

deliver to that state such materials described in Paragraph 17.1 of the Agreement, which includes full transaction data relating to all person-to-person transactions sent to or from authorized delegate/Agent locations within the Southwest Border Area, or such additional areas of the Participating State as that state requests in writing, from January 1, 2005, to the present and throughout the term of the Monitor Engagement involving transactions in amounts of $500 or more, as may pertain to that requesting state.

IT IS FURTHER ORDERED that Western Union shall supply the transaction data to the State and to the Participating States in the manner described in Paragraph 32.6 of the Monitor Engagement Letter, Exhibit B to the Agreement, if and to the extent indicated by the conditions stated in the Monitor Engagement Letter.

INFORMATION SHARING

In order to preserve the privacy of the data and information involved:

1) All transaction data or investigative information that is received pursuant to this Order by an agency represented on the Executive Board may be shared with another law enforcement or prosecutive agency only if such other law enforcement or prosecutive agency agrees to keep such transaction data or investigative information confidential to the maximum extent permissible under law.

2) No agency represented on the Executive Board shall disclose such transaction data or investigative information pursuant to a request by a non-law enforcement person or entity other than the Monitor if that agency obtained the information or material pursuant to an agreement that it would be kept in confidence to the extent permissible by the applicable state laws or unless disclosure is required by a court of competent jurisdiction.

3) To the extent permitted by the respective public records laws applicable to any agency represented on the Executive Board, information produced pursuant to this

8

Order that is exchanged between the Monitor and such agencies, or among such agencies, will be considered by the Monitor and by the agencies to be law enforcement investigatory materials and/or otherwise confidential and exempt from disclosure under the applicable public records laws.

4) Subject to the above, information about the finances of the Monitor shall be made public to the maximum extent permitted by law, unless release of the information could compromise ongoing law enforcement investigations, law enforcement sources, law enforcement methods, or the safety of law enforcement personnel.

INDEMNIFICATION

IT IS FURTHER ORDERED approving the indemnification agreement between Western Union and the Monitor.

PAYMENTS

IT IS FURTHER ORDERED that the Monitor and all personnel hired or contracted with by the Monitor as herein authorized are entitled to reasonable compensation for the performance of duties pursuant to this order and for expenses incurred by them, as limited by the Monitor Engagement Letter and approved by the Court, which shall be paid out of the Monitor’s Account established pursuant to this Order. The Monitor shall serve on the parties each request for replenishment of the Monitor’s Account, with the first such request filed no more than sixty days after the date of this Order. The Monitor shall not increase the rates used as the base for such requests without prior approval of the Court.

DATED this      day of February, 2010.

THE HONORABLE TIM RYAN
MARICOPA COUNTY SUPERIOR COURT JUDGE

9

ORIGINAL and TWO COPIES lodged

this      day of February, 2010, with:

HON. TIM RYAN

Judge of the Superior Court

Phoenix, AZ 85003

COPY of the foregoing mailed this

     day of February, 2010, to:

And upon signing and filing of the

Order, conformed copies were

mailed to the above in addition to the

following individuals:

Timothy Nelson

Office of the Attorney General

1275 W. Washington

Phoenix, Arizona 85007

Larry Hammond

Osborn Maledon, P.A.

2929 N. Central Avenue, Suite 2100

Phoenix, AZ 85012-2793

Monitor Marcy M. Forman

10

Exhibit D

TERRY GODDARD

Attorney General

(Firm State Bar No. 14000)

CAMERON H. HOLMES, #004983

Assistant Attorney General

Financial Remedies Section

1275 West Washington Street

Phoenix, Arizona 85007

Telephone: (602) 542-8482

Attorneys for the STATE

CRMRacketeering@azag.gov

KARL M. TILLEMAN, #013435

201 E. Washington, Suite 1600

Phoenix, AZ 85004

Telephone: (602) 257-5244

Attorneys for Western Union Financial Services, Inc.

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA

IN AND FOR THE COUNTY OF MARICOPA

IN THE MATTER OF: MONIES DESCRIBED IN APPENDIX ONE TO THE SUPPORTING AFFIDAVIT	) ) ) ) ) ) ) ) ) )	NO. SW 2006-002213 STIPULATION RE: ORDER VACATING ORDER QUASHING SEPTEMBER 21, 2006 SEIZURE WARRANT AND PRELIMINARY INJUNCTION, RELEASE OF SEIZED PROPERTY, AND DISMISSAL OF THIS ACTION

In order to resolve all outstanding matters between the Parties, and as part of and in furtherance of the Settlement Agreement dated November     , 2009, the State of Arizona (State) and Western Union Financial Services, Inc. (Western Union) stipulate as follows:

Western Union stipulates to:

(i) Move to vacate this Court’s prior Order Quashing September 21, 2006 Seizure Warrant and Preliminary Injunction;

(ii) Move to replace the prior Order Quashing September 21, 2006 Seizure Warrant and Preliminary Injunction with the Findings of Fact and Conclusions of Law and Order in the accompanying Order Vacating Order Quashing September 21, 2006 Seizure Warrant and Preliminary Injunction and Dismissing Action; and

(iii) Move to dismiss this action.

Western Union hereby so moves with regard to each of the above.

The State stipulates to:

(i) Release its Seizure for Forfeiture of all property seized for forfeiture in SW2006-002213 effective immediately upon vacation of the Order Quashing September 21, 2006 Seizure Warrant and Preliminary Injunction and the granting of Western Union’s Motion to Dismiss this action; and

(ii) Refrain from petitioning the United States Supreme Court for a Writ of Certiorari in this matter.

The State hereby provides notice that it hereby releases its Seizure for Forfeiture of all property seized for forfeiture in SW2006-002213.

RESPECTFULLY SUBMITTED this      day of February, 2010.

STEPTOE & JOHNSON LLP

By
Karl M. Tilleman #013435
201 E. Washington, Suite 1600
Phoenix, AZ 85004
Attorneys for Western Union Financial Services, Inc.

2

TERRY GODDARD Attorney General

By
Cameron H. Holmes #004983
Assistant Attorney General
1275 W Washington Phoenix, Arizona 85007
Attorneys for the State

ORIGINAL of the foregoing STIPULATION

electronically filed with the Arizona Superior Court

for Maricopa County this      day of February, 2010.

Copy of the foregoing STIPULATION

hand-delivered this      day of February, 2010, to:

The Honorable Eileen Willett

Maricopa County Superior Court Judge

201 West Jefferson 4th Floor, Suite B

Phoenix, AZ 85003

3

TERRY GODDARD

Attorney General

(Firm State Bar No. 14000)

CAMERON H. HOLMES, #004983

Assistant Attorney General

Financial Remedies Section

1275 West Washington Street

Phoenix, Arizona 85007

Telephone: (602) 542-8482

Attorneys for the STATE

CRMRacketeering@azag.gov

KARL M. TILLEMAN, #013435

201 E. Washington, Suite 1600

Phoenix, AZ 85004

Telephone: (602) 257-5244

Attorneys for Western Union Financial Services, Inc.

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA

IN AND FOR THE COUNTY OF MARICOPA

IN THE MATTER OF:	)	NO. SW 2006-002213
)
)
MONIES DESCRIBED IN APPENDIX	)	ORDER VACATING
ONE TO THE SUPPORTING	)	ORDER QUASHING SEPTEMBER 21,
AFFIDAVIT	)	2006 SEIZURE WARRANT AND
	)	PRELIMINARY INJUNCTION
	)	AND DISMISSING ACTION
)
)

On January 9, 2007, this Court entered an order (i) quashing the State’s September 21, 2006 seizure warrant (“Seizure Warrant”) regarding certain person-to-person money transfers of $500 or more sent through Western Union agents to locations in Sonora, Mexico; and (ii) enjoining the State from issuing any future seizure warrants directed at funds in Western Union’s “possession, custody or control” (the “Order”).

1

The Arizona Court of Appeals vacated the Order on July 1, 2008. See 219 Ariz. 337, 199 P.3d 592. The Arizona Supreme Court granted Western Union’s petition for review in part, and on June 3, 2009, vacated the Court of Appeals’ Opinion. See 220 Ariz. 567, 208 P.3d 218. The Supreme Court held that the Due Process Clause of the United States Constitution prohibited this Court from asserting in rem jurisdiction over Western Union money transfers from senders in states other than Arizona to recipients outside Arizona. See id. at ¶ 1, 208 P.3d at 219. The Supreme Court then remanded to this Court “for further proceedings consistent with this opinion.” Id. at ¶ 43, 208 P.3d at 227.

Based on the parties’ settlement of this matter, and in accordance with the Supreme Court’s opinion and mandate to this Court, the parties stipulate as follows: (i) vacating this Court’s prior Order, (ii) replacing the prior Order with the below “Findings of Fact” and “Conclusions of Law,” and (iii) dismissing this action.

Therefore, having accepted the parties’ accompanying “Stipulation to Withdrawal of Motion to Quash and to Order Vacating Order Quashing September 21, 2006 Seizure Warrant and Preliminary Injunction, Release of Seized Property, and Dismissal of this Action,” and good cause appearing, the Court enters the following findings of fact and conclusions of law:

FINDINGS OF FACT

1. The Seizure Warrant orders that “Any peace officer in the State of Arizona seize all of the property described in Appendix One to the affidavit for forfeiture pursuant to A.R.S. §§ 13-4301 et seq. and 13-2314 by any means provided in A.R.S. § 13-4306.” Seizure Warrant at 2. Appendix One to the Seizure Warrant describes the property as “[a]ll Western Union money transfers” that meet all of the following criteria: person-to-person money transfers in amounts of $500 or more, excluding all Quick Collect wires, that are presented for payout and/or are in the process of being paid out at any of 26 Western Union identified agent locations in

2

Sonora Mexico, that were sent from any one of the following 29 states: California, Arizona, New York, Florida, Illinois, Georgia, New Jersey, North Carolina, Virginia, Tennessee, Maryland, Texas, Nevada, South Carolina, Ohio, Pennsylvania, Washington, Alabama, Indiana, Oregon, Colorado, Minnesota, Utah, Connecticut, Michigan, Massachusetts, Wisconsin, Kentucky and Delaware. Id. Appendix One. The Motion to Quash challenged the Seizure Warrant to the extent that it required the seizure of money transfers that met all of the above criteria, except the Motion to Quash did not challenge the seizure of money transfers that were sent from Arizona. The money transfers at issue in the Motion to Quash are referred to herein as the “Money Transfers.” The senders or recipients or owners or interest holders, within the meaning of A.R.S. § 13-4301 et seq., in the Money Transfers are referred to herein as the “Customers.”

2. The Seizure Warrant provided that upon Western Union’s identification of a money transfer that fit the criteria above, Western Union was required to “prevent the transaction from being paid from its system and cause the transaction to be ‘force paid’ to a detention account . . . excepting funds released from the seizure for forfeiture by the seizing agency during the period.” Seizure Warrant at 3-4.

3. The Seizure Warrant became effective September 22, 2006. On September 25, 2006, this Court entered an Order For Immediate Stay Of September 21, 2006 Seizure Warrant, which ordered, among other things, that “The Seizure Warrant is STAYED in every respect until further notice of this Court.”

4. The State has not established in personam jurisdiction over the Customers.

5. The Money Transfers originated in another state by someone who has not been shown to be an Arizona resident and are directed to a recipient in a foreign country who also has not been shown to be an Arizona resident.

6. The “Stipulation to Withdrawal of Motion to Quash and to Order Vacating Order Quashing September 21, 2006 Seizure Warrant and Preliminary

3

Injunction, etc.” includes the State’s Notice of Release of Seizure for Forfeiture relating to all property seized pursuant to the Seizure Warrant, and the Seizure Warrant expired by its own terms in October, 2006.

CONCLUSIONS OF LAW

1. The State has released its Seizure for Forfeiture of all property seized pursuant to the Seizure Warrant, leaving no res to sustain the Court’s jurisdiction in this in rem action.

2. Western Union has standing to challenge the Seizure Warrant.

3. The Supreme Court has found that the Seizure Warrant’s assertion of in rem jurisdiction over the Money Transfers is unconstitutional under the Due Process Clause of the United States Constitution.

NOW THEREFORE, it is hereby ORDERED, ADJUDGED and DECREED that:

1. The Order Quashing September 21, 2006 Seizure Warrant Seizure Warrant and Preliminary Injunction is vacated and Western Union’s Motion to Dismiss this action is granted.

2. The in rem Seizure Warrant that was the subject of the intervention by Western Union in this SW action has expired by its terms and is constitutionally unenforceable as it relates to the Money Transfers.

3. The State having released its Seizure for Forfeiture of all property seized pursuant to the Seizure Warrant, no property seized pursuant to the Seizure Warrant is henceforth subject to any seizure for forfeiture and therefore is not within the jurisdiction of this Court.

4. This action is dismissed.

DATED this      day of                     , 2010.

MARICOPA COUNTY SUPERIOR COURT JUDGE

4